Exhibit 99.1

Press Release – Bridgetown, Barbados

GE SEACO WELCOMES AGREEMENT AMONG ITS PARENT COMPANIES

April 30, 2008—GE SeaCo SRL, the international marine container lessor, welcomes a settlement agreement signed by its two parent companies, General Electric Capital Corporation (“GE”) and Sea Containers Ltd. (“SCL”) to resolve all of their disputes.

The agreement will simplify the GE SeaCo joint venture and end all of the current claims and litigations involving the joint venture and its parents.

GE SeaCo is one of the world’s largest container lessors. It manages and operates a container fleet of approximately 930,000 TEU (twenty foot equivalents) and offers the widest range of container equipment in the industry. GE SeaCo was formed by the 1998 merger of container fleets of GE Capital and Sea Containers and is operated as an internally financed, stand alone company.

Sea Containers Ltd and two of its subsidiaries are currently in Chapter 11 in the U.S. Bankruptcy Court in Delaware. While the Chapter 11 case does not involve GE SeaCo or its own assets, one of SCL’s principal assets is its 50 percent holding in the joint venture. Since 2006, GE has designated a majority of members of GE SeaCo’s Board of Managers, while SCL continues to designate a minority of the members.

The settlement will provide SCL with additional flexibility under the JV structure, which SCL believes will expedite its financial reorganization and consequent emergence from Chapter 11.

The entire settlement is subject, among other things, to approval by the U.S. Bankruptcy Court in Delaware.

“Simplifying the JV structure will enable us to be even more responsive to our customers needs, “said David Amble, chairman and acting chief executive officer of GE SeaCo.

“Despite the differences between GE and SCL, we have built a strong, disciplined business over the last 10 years,” he said. “Taking the on-going litigation off the table will enable senior management to continue to build the business.”

Bob MacKenzie, the chief executive officer of SCL added: “We are pleased that this agreement and the pending settlement with the SCL pension trustees, which is currently awaiting Court approval, will together enable us to expedite the early filing of a Plan of Reorganization to the Bankruptcy Court and to emerge from Chapter 11.

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For more information please contact the GE SeaCo Press Office via press@geseaco.com or:

Vicky Stoakes, Indigo Cow - GE SeaCo t: + 44 (0)1273 90 66 83

Adrian Flook, M:Communications - Sea Containers t: +44 (0)20 7153 1588

Notes to editors:

GE SeaCo SRL is one of the world’s leading container leasing companies, operating a fleet of approximately one million TEU for customers in over 80 countries. The company is driven to achieve its ambition – to be the most valued leasing company in the world – valued by its customers, its people, its suppliers and its investors.

Formed in 1998 by Sea Containers Ltd and the General Electric Capital Corporation, GE SeaCo SRL operates as a stand alone business, with headquarters in Barbados, and 13 sales and support offices worldwide. Its UK subsidiary, GE SeaCo Services Ltd, provides administrative and other services to the GE SeaCo SRL group.

Visit www.geseaco.com for more information.